EXHIBIT 99.1

Advanced Medical Isotope Corporation Provides Commercialization and
Strategic Plan Update

KENNEWICK, WA / Investors Hub / June 24, 2015 / Advanced Medical Isotope Corporation ("AMIC") (ADMD), a late stage development company engaged in the development of brachytherapy devices for therapeutic applications, today provided an update on the Y-90 RadioGel(TM) device de novo submission to the FDA (United States Food and Drug Administration) as well as an update on financial matters.

In late December 2014, the Company provided the FDA with a de novo submission for the Y-90 RadioGel(TM) device requesting reclassification as a Class II device and marketing clearance. The Company has been notified by the FDA that it has declined the de novo request for Class II designation for the AMIC Y-90 RadioGel(TM) device and that it remains in Class III (Premarket Approval).

In the correspondence from the FDA, the FDA requested additional data be generated to evaluate the safety and effectiveness of the Y-90 RadioGel(TM) device and provided a framework for submission of a new direct de novo. As part of this process, AMIC is working with its partners to establish protocols for preclinical animal studies as suggested by the FDA. AMIC anticipates using the Pre-Submission process to meet with the FDA in the 4th quarter to review the draft protocols for the preclinical studies and to generate additional feedback in support of a new direct de novo filing seeking reclassification as a Class II device and accordingly, marketing clearance.

The Company's primary focus continues to be obtaining regulatory clearance by the FDA of the Y-90 RadioGel(TM) device. In addition, AMIC is evaluating the requirements for regulatory approval for the Y-90 RadioGel(TM) device in Europe, Canada and Asia as well as for use in the veterinary market as additional paths toward commercial use of the device.

AMIC intends to pursue an uplisting transaction as part of its financial recapitalization plan to raise the capital necessary to complete the direct de novo FDA filing for the Y-90 RadioGel(TM) device and to pursue commercialization and partnering efforts. The Company believes that its known data from previous bench and animal studies in combination with the preclinical studies that the FDA is requesting will support a Class II designation and therefore, marketing clearance. There can be no assurance regarding the outcome of the Company's regulatory, financing or commercial efforts.

CEO James C. Katzaroff stated, "We are committed to generating the data requested by the FDA to support further regulatory review as we believe that the Y-90 RadioGel(TM)  device offers an innovative treatment option with a high therapeutic index to physicians and patients for certain non-resectable cancerous tumors.”

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (ADMD) is a late stage development company engaged in the development of brachytherapy devices for therapeutic applications. AMIC's focus is on transitioning to full operations upon receipt of FDA clearance for its patented brachytherapy cancer products. Brachytherapy uses radiation to destroy cancerous tumors by placing a radioactive isotope inside or next to the treatment area. The Company intends to outsource material aspects of manufacturing, distribution, sales and marketing for its products in the United States and to enter into licensing arrangements outside of the United States, though the Company will evaluate its alternatives before finalizing its plans. For more information, please visit our website, www.isotopeworld.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, AMIC's ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company's control.

CONTACT:

Advanced Medical Isotope Corporation

James C. Katzaroff, CEO
 (509) 736-4000
1021 N. Kellogg St.
Kennewick, WA 99336